Exhibit 99.1

CVR Energy Reports Third Quarter 2023 Results,
Announces a Cash Dividend of 50 cents and a Special Dividend of $1.50

SUGAR LAND, Texas (October 30, 2023) – CVR Energy, Inc. (“CVR Energy” or the “Company”) (NYSE: CVI) today announced net income of $353 million, or $3.51 per diluted share, on net sales of $2.5 billion for the third quarter of 2023, compared to net income of $93 million, or 92 cents per diluted share, on net sales of $2.7 billion for the third quarter of 2022. Adjusted earnings for the third quarter of 2023 was $1.89 per diluted share compared to adjusted earnings of $1.90 per diluted share in the third quarter of 2022. Third quarter 2023 EBITDA was $530 million, compared to third quarter 2022 EBITDA of $181 million. Adjusted EBITDA for the third quarter of 2023 was $313 million, compared to Adjusted EBITDA of $313 million in the third quarter of 2022.

“CVR Energy achieved solid results for the 2023 third quarter driven by continued strong crack spreads,” said Dave Lamp, CVR Energy’s Chief Executive Officer. “In addition to our third quarter 2023 cash dividend of 50 cents, our Board of Directors was pleased to approve a special dividend of $1.50 per share, bringing our year-to-date declared dividends to $4.00 per share.

“CVR Partners posted solid operating results for the 2023 third quarter driven by safe, reliable operations with a combined ammonia production rate of 99 percent,” Lamp said. “CVR Partners also announced a cash distribution of $1.55 per common unit for the 2023 third quarter.”

Petroleum

The Petroleum Segment reported third quarter 2023 operating income of $431 million on net sales of $2.3 billion, compared to operating income of $137 million on net sales of $2.5 billion in the third quarter of 2022.

Refining margin per total throughput barrel was $31.05 in the third quarter of 2023, compared to $16.56 during the same period in 2022. The increase in refining margin of $300 million was primarily due to lower Renewable Fuel Standard (“RFS”) related expense and favorable inventory valuations. The Group 3 2-1-1 crack spread decreased by $4.84 per barrel relative to the third quarter of 2022, driven by a tightening distillate crack spread due primarily to recession concerns and slowing demand trends.

The Petroleum Segment recognized costs to comply with the RFS of $90 million, or $4.64 per throughput barrel, which excludes the RINs’ revaluation benefit impact of $173 million, or $8.88 per total throughput barrel, for the third quarter of 2023. This is compared to RFS compliance costs of $98 million, or $5.28 per throughput barrel, which excludes the RINs’ revaluation expense impact of $38 million, or $2.06 per total throughput barrel, for the third quarter of 2022. The decrease in RFS compliance costs in 2023 was primarily related to a decrease in RIN prices, coupled with an increase in RINs generated by ethanol and biodiesel blending for the third quarter of 2023 compared to the 2022 period. The favorable RINs’ revaluation in 2023 was a result of a mark-to-market benefit in the current period due to a decline in RIN prices and a lower outstanding obligation in the current period compared to the 2022 period.

The Petroleum Segment also recognized a third quarter 2023 derivative net loss of $98 million, or $5.01 per total throughput barrel, compared to a derivative net gain of $13 million, or 71 cents per total throughput barrel, for the third quarter of 2022. Included in this derivative net loss for the third quarter of 2023 was a $53 million unrealized loss, primarily a result of crack spread swaps, inventory hedging activity and Canadian crude forward purchases and sales, compared to a $25 million unrealized gain for the third quarter of 2022. Offsetting these impacts, crude oil prices increased during the quarter, which led to a favorable inventory valuation impact of $82 million, or $4.18 per total throughput barrel, compared to an unfavorable inventory valuation impact of $107 million, or $5.78 per total throughput barrel, during the third quarter of 2022.

Third quarter 2023 combined total throughput was approximately 212,000 bpd, compared to approximately 202,000 bpd of combined total throughput for the third quarter of 2022.

Nitrogen Fertilizer

The Nitrogen Fertilizer Segment reported operating income of $8 million on net sales of $131 million for the third quarter of 2023, compared to an operating loss of $12 million on net sales of $156 million for the third quarter of 2022.

CVR Partners, LP’s (“CVR Partners”) fertilizer facilities produced a combined 217,000 tons of ammonia during the third quarter of 2023, of which 68,000 net tons were available for sale while the rest was upgraded to other fertilizer products, including 358,000 tons of urea ammonia nitrate (“UAN”). During the third quarter 2022, the fertilizer facilities produced 114,000 tons of ammonia, of which 36,000 net tons were available for sale while the remainder was upgraded to other fertilizer products, including 184,000 tons of UAN. These increases were due to operating reliability after completing the planned turnarounds at both fertilizer facilities during the third quarter of 2022.

Third quarter 2023 average realized gate prices for UAN showed a reduction over the prior year, down 48 percent to $223 per ton, and ammonia was down 56 percent over the prior year to $365 per ton. Average realized gate prices for UAN and ammonia were $433 and $837 per ton, respectively, for the third quarter of 2022.

Corporate and Other

The Company reported an income tax expense of $84 million, or 19.3 percent of income before income taxes, for the three months ended September 30, 2023, as compared to an income tax expense of $7 million, or 8.3 percent of income before income taxes, for the three months ended September 30, 2022. The increases in income tax expense and effective tax rate were due primarily to changes in pretax earnings and earnings attributable to noncontrolling interest.

The renewable diesel unit at the Wynnewood refinery continued to increase production, with total vegetable oil throughputs for the third quarter of 2023 of approximately 23.8 million gallons, up from 17.7 million gallons in the third quarter of 2022. The increase was due primarily to operations at the renewable diesel unit still ramping up in the third quarter of 2022 as this was the first full quarter of operations after the unit’s completion in April 2022.

Cash, Debt and Dividend

Consolidated cash and cash equivalents were $889 million at September 30, 2023, an increase of $379 million from December 31, 2022. Consolidated total debt and finance lease obligations were $1.6 billion at September 30, 2023, including $547 million held by the Nitrogen Fertilizer Segment.

On September 26, 2023, CVR Partners and certain of its subsidiaries entered into Amendment No. 1 to the Credit Agreement (the “ABL Amendment”). The ABL Amendment amended that certain Credit Agreement, dated as of September 30, 2021 (as amended, the “Nitrogen Fertilizer ABL”), to, among other things, (i) increase the aggregate principal amount available under the credit facility by an additional $15 million to a total of $50 million in the aggregate, with an incremental facility of an additional $15 million in the aggregate subject to additional lender commitments and certain other conditions, and (ii) extend the maturity date by an additional four years to September 26, 2028. The proceeds of the Nitrogen Fertilizer ABL may be used to fund working capital, capital expenditures and for other general corporate purposes.

CVR Energy announced a third quarter 2023 cash dividend of 50 cents per share. In addition, the Company announced a special dividend of $1.50 per share. The quarterly and special dividends, as declared by CVR Energy’s Board of Directors, will be paid on November 20, 2023, to stockholders of record as of November 13, 2023.

Today, CVR Partners announced that the Board of Directors of its general partner declared a third quarter 2023 cash distribution of $1.55 per common unit, which will be paid on November 20, 2023, to common unitholders of record as of November 13, 2023.

Third Quarter 2023 Earnings Conference Call

CVR Energy previously announced that it will host its third quarter 2023 Earnings Conference Call on Tuesday, October 31, at 1 p.m. Eastern. The Earnings Conference Call may also include discussion of Company developments, forward-looking information and other material information about business and financial matters.

The third quarter 2023 Earnings Conference Call will be webcast live and can be accessed on the Investor Relations section of CVR Energy’s website at www.CVREnergy.com. For investors or analysts who want to participate during the call, the dial-in number is (877) 407-8291. The webcast will be archived and available for 14 days at https://edge.media-server.com/mmc/p/ez75egze. A repeat of the call also can be accessed for 14 days by dialing (877) 660-6853, conference ID 13741665.

Forward-Looking Statements
This news release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements concerning current estimates, expectations and projections about future results, performance, prospects, opportunities, plans, actions and events and other statements, concerns, or matters that are not historical facts are “forward-looking statements,” as that term is defined under the federal securities laws. These forward-looking statements include, but are not limited to, statements regarding future: drivers of results; crack spreads, including the continued strength thereof; production rates of CVR Partners, including the impact thereof on results; net income and sales; adjusted earnings including the drivers thereof; EBITDA and Adjusted EBITDA; operating income; net sales; refining margin and the drivers thereof; RFS expense; inventory valuation impacts; crack spreads, including the tightening of distillate cracks; recession; demand trends; cost to comply with the Renewable Fuel Standard, RIN prices and level and valuation of our net RVO; CVR Energy’s blending activity, including its impact on RFS compliance costs; derivative activities and realized and unrealized gains or losses associated therewith; crude oil pricing; throughput rates, including factors impacting same; crude oil supply; UAN, ammonia and nitrogen fertilizer production, demand, pricing and sales volumes, including the factors impacting same; rates at which ammonia will be upgraded to other fertilizer products; operational reliability, including the factors impacting same; tax rates and expense; quarterly and special dividends and distributions, including the timing, payment and amount (if any) thereof; production rates of our renewable diesel unit and related feedstock throughput, including factors impacting same; any decision to return a unit back to hydrocarbon processing following renewable conversion; cash and cash equivalent levels; credit facility availability; continued safe and reliable operations; operating expenses, capital expenditures, depreciation and amortization and turnaround expense; the expected timing and completion of turnaround projects; renewables initiatives; conversion of hydrocrackers at Coffeyville and/or feed pretreaters, including the completion, operation, capacities, timing, costs, optionality and benefits thereof; carbon capture and decarbonization initiatives; labor supply shortages, labor difficulties, labor disputes or strikes; utilization rates; global fertilizer industry conditions; crop and planting conditions; natural gas and global energy costs; and other matters. You can generally identify forward-looking statements by our use of forward-looking terminology such as “outlook,” “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “explore,” “evaluate,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “seek,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. These forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. Investors are cautioned that various factors may affect these forward-looking statements, including the rate of any economic improvement, demand for fossil fuels, price volatility of crude oil, other feedstocks and refined products (among others); the ability of the Company to pay cash dividends and CVR Partners to make cash distributions; potential operating hazards; costs of compliance with existing, or compliance with new, laws and regulations and potential liabilities arising therefrom; impacts of planting season on CVR Partners; our controlling shareholder’s intention regarding ownership of our common stock, including any dispositions of our common stock; the health and economic effects of the COVID-19 pandemic and any variant thereof; general economic and business conditions; political disturbances, geopolitical instability and tensions, and associated changes in global trade policies and economic sanctions, including, but not limited to, in connection with the Russia/Ukraine and Israel/Hamas conflicts; impacts of plant outages and weather events on throughput volume; risks related to the conclusion of consideration of a spin-off of some or all of Company’s interests in its nitrogen fertilizer business or potential future reconsideration thereof; our ability to refinance our debt on acceptable terms or at all; and other risks. For additional discussion of risk factors which may affect our results, please see the risk factors and other disclosures included in our most recent Annual Report on Form 10-K, any subsequently filed Quarterly Reports on Form 10-Q and our other Securities and Exchange Commission (“SEC”) filings. These and other risks may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this news release are made only as of the date hereof. CVR Energy disclaims any intention or obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law.

About CVR Energy, Inc.
Headquartered in Sugar Land, Texas, CVR Energy is a diversified holding company primarily engaged in the renewables, petroleum refining and marketing business as well as in the nitrogen fertilizer manufacturing business through its interest in CVR Partners. CVR Energy subsidiaries serve as the general partner and own 37 percent of the common units of CVR Partners.

Investors and others should note that CVR Energy may announce material information using SEC filings, press releases, public conference calls, webcasts and the Investor Relations page of its website. CVR Energy may use these channels to distribute material information about the Company and to communicate important information about the Company, corporate initiatives and other matters. Information that CVR Energy posts on its website could be deemed material; therefore, CVR Energy encourages investors, the media, its customers, business partners and others interested in the Company to review the information posted on its website.

For further information, please contact:

Investor Relations
Richard Roberts
CVR Energy, Inc.
(281) 207-3205
InvestorRelations@CVREnergy.com

Media Relations
Brandee Stephens
CVR Energy, Inc.
(281) 207-3516
MediaRelations@CVREnergy.com

Non-GAAP Measures

Our management uses certain non-GAAP performance measures, and reconciliations to those measures, to evaluate current and past performance and prospects for the future to supplement our financial information presented in accordance with accounting principles generally accepted in the United States (“GAAP”). These non-GAAP financial measures are important factors in assessing our operating results and profitability and include the performance and liquidity measures defined below.

The following are non-GAAP measures we present for the period ended September 30, 2023:

EBITDA - Consolidated net income (loss) before (i) interest expense, net, (ii) income tax expense (benefit) and (iii) depreciation and amortization expense.

Petroleum EBITDA and Nitrogen Fertilizer EBITDA - Segment net income (loss) before segment (i) interest expense, net, (ii) income tax expense (benefit), and (iii) depreciation and amortization.

Refining Margin - The difference between our Petroleum Segment net sales and cost of materials and other.

Refining Margin, adjusted for Inventory Valuation Impacts - Refining Margin adjusted to exclude the impact of current period market price and volume fluctuations on crude oil and refined product inventories purchased in prior periods and lower of cost or net realizable value adjustments, if applicable. We record our commodity inventories on the first-in-first-out basis. As a result, significant current period fluctuations in market prices and the volumes we hold in inventory can have favorable or unfavorable impacts on our refining margins as compared to similar metrics used by other publicly-traded companies in the refining industry.

Refining Margin and Refining Margin adjusted for Inventory Valuation Impacts, per Throughput Barrel - Refining Margin and Refining Margin adjusted for Inventory Valuation Impacts divided by the total throughput barrels during the period, which is calculated as total throughput barrels per day times the number of days in the period.

Direct Operating Expenses per Throughput Barrel - Direct operating expenses for our Petroleum Segment divided by total throughput barrels for the period, which is calculated as total throughput barrels per day times the number of days in the period.

Adjusted EBITDA, Adjusted Petroleum EBITDA and Adjusted Nitrogen Fertilizer EBITDA - EBITDA, Petroleum EBITDA and Nitrogen Fertilizer EBITDA adjusted for certain significant non-cash items and items that management believes are not attributable to or indicative of our on-going operations or that may obscure our underlying results and trends.

Adjusted Earnings (Loss) per Share - Earnings (loss) per share adjusted for certain significant non-cash items and items that management believes are not attributable to or indicative of our on-going operations or that may obscure our underlying results and trends.

Free Cash Flow - Net cash provided by (used in) operating activities less capital expenditures and capitalized turnaround expenditures.

Net Debt and Finance Lease Obligations - Net debt and finance lease obligations is total debt and finance lease obligations reduced for cash and cash equivalents.

Total Debt and Net Debt and Finance Lease Obligations to EBITDA Exclusive of Nitrogen Fertilizer - Total debt and net debt and finance lease obligations is calculated as the consolidated debt and net debt and finance lease obligations less the Nitrogen Fertilizer Segment’s debt and net debt and finance lease obligations as of the most recent period ended divided by EBITDA exclusive of the Nitrogen Fertilizer Segment for the most recent twelve-month period.

We present these measures because we believe they may help investors, analysts, lenders and ratings agencies analyze our results of operations and liquidity in conjunction with our U.S. GAAP results, including but not limited to our operating performance as compared to other publicly-traded companies in the refining and fertilizer industries, without regard to historical cost basis or financing methods and our ability to incur and service debt and fund capital expenditures. Non-GAAP measures have important limitations as analytical tools, because they exclude some, but not all, items that affect net earnings and operating income. These measures should not be considered substitutes for their most directly comparable U.S. GAAP financial measures. See “Non-GAAP Reconciliations” included herein for reconciliation of these amounts. Due to rounding, numbers presented within this section may not add or equal to numbers or totals presented elsewhere within this document.

Factors Affecting Comparability of Our Financial Results

Petroleum Segment

Our results of operations for the periods presented may not be comparable with prior periods or to our results of operations in the future due to capitalized expenditures as part of planned turnarounds. Total capitalized expenditures were $2 million and $4 million during the three months ended September 30, 2023 and 2022, respectively, and $53 million and $73 million during the nine months ended September 30, 2023 and 2022, respectively. The next planned turnarounds are currently scheduled to take place in the spring of 2024 at the Wynnewood Refinery and in 2025 at the Coffeyville Refinery.

Nitrogen Fertilizer Segment

Our results of operations for the periods presented may not be comparable with prior periods or to our results of operations in the future due to expenses incurred as part of planned turnarounds. We incurred turnaround expenses of $1 million and $31 million during the three months ended September 30, 2023 and 2022, respectively, and $2 million and $33 million during the nine months ended September 30, 2023 and 2022, respectively. The next planned turnarounds are currently scheduled to take place in 2025 at the Coffeyville Fertilizer Facility and in 2026 at the East Dubuque Fertilizer Facility.

CVR Energy, Inc.
(all information in this release is unaudited)

Consolidated Statement of Operations Data

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions, except per share data)	2023	2022	2023	2022
Net sales	$2,522	$2,699	$7,045	$8,216
Operating costs and expenses:
Cost of materials and other	1,787	2,267	5,211	6,619
Direct operating expenses (exclusive of depreciation and amortization)	170	218	503	545
Depreciation and amortization	80	74	217	210
Cost of sales	2,037	2,559	5,931	7,374
Selling, general and administrative expenses (exclusive of depreciation and amortization)	38	35	109	110
Depreciation and amortization	1	1	4	5
Loss on asset disposal	1	1	1	1
Operating income	445	103	1,000	726
Other (expense) income:
Interest expense, net	(11)	(19)	(44)	(67)
Other income (expense), net	4	3	10	(81)
Income before income tax expense	438	87	966	578
Income tax expense	84	7	185	106
Net income	354	80	781	472
Less: Net income (loss) attributable to noncontrolling interest	1	(13)	103	121
Net income attributable to CVR Energy stockholders	$353	$93	$678	$351

Basic and diluted earnings per share	$3.51	$0.92	$6.74	$3.49
Dividends declared per share	$1.50	$3.00	$2.50	$3.40

Adjusted earnings per share	$1.89	$1.90	$4.98	$4.37
EBITDA*	$530	$181	$1,231	$860
Adjusted EBITDA *	$313	$313	$994	$979

Weighted-average common shares outstanding - basic and diluted	100.5	100.5	100.5	100.5

*See “Non-GAAP Reconciliations” section below.

Selected Balance Sheet Data

(in millions)	September 30, 2023	December 31, 2022
Cash and cash equivalents	$889	$510
Working capital	576	154
Total assets	4,421	4,119
Total debt and finance lease obligations, including current portion	1,590	1,591
Total liabilities	3,269	3,328
Total CVR stockholders’ equity	957	531

Selected Cash Flow Data

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2023	2022	2023	2022
Net cash provided by (used in):
Operating activities	$370	$156	$984	$868
Investing activities	(51)	(61)	(181)	(217)
Financing activities	(181)	(370)	(424)	(543)
Net increase (decrease) in cash and cash equivalents and restricted cash	$138	$(275)	$379	$108

Free cash flow*	$318	$93	$802	$649

* See “Non-GAAP Reconciliations” section below.

Selected Segment Data

	Three Months Ended September 30, 2023			Nine Months Ended September 30, 2023
(in millions)	Petroleum	Nitrogen Fertilizer	Consolidated	Petroleum	Nitrogen Fertilizer	Consolidated
Net sales	$2,298	$131	$2,522	$6,290	$540	$7,045
Operating income	431	8	445	838	184	1,000
Net income	460	1	354	913	162	781
EBITDA*	484	32	530	989	243	1,231

Capital expenditures (1)
Maintenance capital expenditures	$20	$8	$30	$70	$17	$92
Growth capital expenditures	6	—	21	9	1	56
Total capital expenditures	$26	$8	$51	$79	$18	$148

	Three Months Ended September 30, 2022			Nine Months Ended September 30, 2022
(in millions)	Petroleum	Nitrogen Fertilizer	Consolidated	Petroleum	Nitrogen Fertilizer	Consolidated
Net sales	$2,474	$156	$2,699	$7,497	$623	$8,216
Operating income	137	(12)	103	564	218	726
Net income	152	(20)	80	584	191	472
EBITDA*	186	10	181	700	281	860

Capital expenditures (1)
Maintenance capital expenditures	$22	$25	$52	$59	$38	$103
Growth capital expenditures	1	—	16	2	1	56
Total capital expenditures	$23	$25	$68	$61	$38	$158

* See “Non-GAAP Reconciliations” section below.
(1)Capital expenditures are shown exclusive of capitalized turnaround expenditures.

Selected Balance Sheet Data

	September 30, 2023			December 31, 2022
(in millions)	Petroleum	Nitrogen Fertilizer	Consolidated	Petroleum	Nitrogen Fertilizer	Consolidated
Cash and cash equivalents (1)	$618	$89	$889	$235	$86	$510
Total assets	4,635	1,019	4,421	4,354	1,100	4,119
Total debt and finance lease obligations, including current portion (2)	46	547	1,590	48	547	1,591

(1)Corporate cash and cash equivalents consisted of $182 million and $189 million at September 30, 2023 and December 31, 2022, respectively.
(2)Corporate total debt and finance lease obligations, including current portion consisted of $997 million and $996 million at September 30, 2023 and December 31, 2022, respectively.

Petroleum Segment

Key Operating Metrics per Total Throughput Barrel

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2023	2022	2023	2022
Refining margin *	$31.05	$16.56	$24.33	$19.82
Refining margin adjusted for inventory valuation impacts *	26.87	22.34	23.46	18.66
Direct operating expenses *	5.39	5.53	5.58	5.74

*See “Non-GAAP Reconciliations” section below.

Throughput Data by Refinery

	Three Months Ended September 30,		Nine Months Ended September 30,
(in bpd)	2023	2022	2023	2022
Coffeyville
Regional crude	68,176	60,762	62,442	55,675
WTI	27,837	30,261	30,161	37,465
WTL	—	312	—	544
WTS	—	1,222	—	412
Midland WTI	—	—	—	858
Condensate	7,401	10,674	7,718	10,871
Heavy Canadian	2,731	7,372	2,307	6,869
DJ Basin	20,504	13,526	17,006	14,092
Bakken	962	—	324	—
Other feedstocks and blendstocks	12,260	8,846	12,538	9,811
Wynnewood
Regional crude	53,554	45,840	51,519	45,553
WTL	—	4,915	1,639	2,323
Midland WTI	543	—	183	539
WTS	—	—	—	191
Condensate	15,780	15,313	14,567	12,121
Other feedstocks and blendstocks	2,672	2,614	2,984	2,774
Total throughput	212,420	201,657	203,388	200,098

Production Data by Refinery

	Three Months Ended September 30,		Nine Months Ended September 30,
(in bpd)	2023	2022	2023	2022
Coffeyville
Gasoline	69,833	67,048	67,463	71,005
Distillate	60,661	56,848	56,311	56,768
Other liquid products	4,463	4,832	4,461	5,183
Solids	4,416	4,741	3,896	4,482
Wynnewood
Gasoline	36,997	36,423	37,656	33,040
Distillate	25,615	24,605	24,825	23,154
Other liquid products	9,038	6,264	7,355	5,436
Solids	9	8	10	12
Total production	211,032	200,769	201,977	199,080

Light product yield (as % of crude throughput) (1)	97.8%	97.2%	99.1%	98.1%
Liquid volume yield (as % of total throughput) (2)	97.3%	97.2%	97.4%	97.2%
Distillate yield (as % of crude throughput) (3)	43.7%	42.8%	43.2%	42.6%

(1)Total Gasoline and Distillate divided by total Regional crude, WTI, WTL, Midland WTI, WTS, Condensate, Heavy Canadian, DJ Basin, and Bakken throughput.
(2)Total Gasoline, Distillate, and Other liquid products divided by total throughput.
(3)Total Distillate divided by total Regional crude, WTI, WTL, Midland WTI, WTS, Condensate, Heavy Canadian, DJ Basin, and Bakken throughput.

Key Market Indicators

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
West Texas Intermediate (WTI) NYMEX	$82.22	$91.43	$77.25	$98.35
Crude Oil Differentials to WTI:
Brent	3.71	6.27	4.70	4.14
WCS (heavy sour)	(15.91)	(20.50)	(16.33)	(16.25)
Condensate	(0.22)	0.03	(0.18)	(0.16)
Midland Cushing	1.53	1.98	1.32	1.52
NYMEX Crack Spreads:
Gasoline	32.40	30.07	32.61	33.31
Heating Oil	45.20	57.56	40.35	51.00
NYMEX 2-1-1 Crack Spread	38.80	43.82	36.48	42.16
PADD II Group 3 Product Basis:
Gasoline	0.84	(2.75)	(2.39)	(6.49)
Ultra-Low Sulfur Diesel	(0.25)	3.01	(0.38)	(1.06)
PADD II Group 3 Product Crack Spread:
Gasoline	33.24	27.32	30.22	26.82
Ultra-Low Sulfur Diesel	44.96	60.57	39.97	49.95
PADD II Group 3 2-1-1	39.10	43.94	35.10	38.38

Nitrogen Fertilizer Segment:

Ammonia Utilization Rates (1)

	Three Months Ended September 30,		Nine Months Ended September 30,
(percent of capacity utilization)	2023	2022	2023	2022
Consolidated	99%	52%	101%	76%

(1)Reflects our ammonia utilization rates on a consolidated basis. Utilization is an important measure used by management to assess operational output at each of CVR Partners’ facilities. Utilization is calculated as actual tons produced divided by capacity. We present our utilization for the three and nine months ended September 30, 2023 and 2022 and take into account the impact of our current turnaround cycles on any specific period. Additionally, we present utilization solely on ammonia production rather than each nitrogen product as it provides a comparative baseline against industry peers and eliminates the disparity of plant configurations for upgrade of ammonia into other nitrogen products. With our efforts being primarily focused on ammonia upgrade capabilities, this measure provides a meaningful view of how well we operate.

Sales and Production Data

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Consolidated sales (thousand tons):
Ammonia	62	27	183	118
UAN	387	275	1,075	884

Consolidated product pricing at gate (dollars per ton):(1)
Ammonia	$365	$837	$633	$1,062
UAN	223	433	330	496

Consolidated production volume (thousand tons):
Ammonia (gross produced) (2)	217	114	660	494
Ammonia (net available for sale) (2)	68	36	200	137
UAN	358	184	1,063	832

Feedstock:
Petroleum coke used in production (thousand tons)	131	74	386	298
Petroleum coke used in production (dollars per ton)	$84.09	$51.54	$78.49	$52.68
Natural gas used in production (thousands of MMBtu) (3)	2,133	1,120	6,429	4,817
Natural gas used in production (dollars per MMBtu) (3)	$2.67	$7.19	$3.57	$6.65
Natural gas in cost of materials and other (thousands of MMBtu) (3)	2,636	1,330	6,354	4,566
Natural gas in cost of materials and other (dollars per MMBtu) (3)	$2.51	$7.84	$4.21	$6.40

(1)Product pricing at gate represents sales less freight revenue divided by product sales volume in tons and is shown in order to provide a pricing measure that is comparable across the fertilizer industry.
(2)Gross tons produced for ammonia represent total ammonia produced, including ammonia produced that was upgraded into other fertilizer products. Net tons available for sale represent ammonia available for sale that was not upgraded into other fertilizer products.
(3)The feedstock natural gas shown above does not include natural gas used for fuel. The cost of fuel natural gas is included in direct operating expense.

Key Market Indicators

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Ammonia — Southern plains (dollars per ton)	$429	$934	$533	$1,149
Ammonia — Corn belt (dollars per ton)	501	1,048	621	1,275
UAN — Corn belt (dollars per ton)	272	496	314	581

Natural gas NYMEX (dollars per MMBtu)	$2.66	$7.95	$2.58	$6.70

Q4 2023 Outlook

The table below summarizes our outlook for certain operational statistics and financial information for the fourth quarter of 2023. See “Forward-Looking Statements” above.

	Q4 2023
	Low	High
Petroleum
Total throughput (bpd)	205,000	220,000
Direct operating expenses (in millions) (1)	$95	$105

Renewables (2)
Total throughput (in millions of gallons)	15	20
Direct operating expenses (in millions) (1)	$6	$8

Nitrogen Fertilizer
Ammonia utilization rates
Consolidated	90%	95%
Coffeyville Fertilizer Facility	95%	100%
East Dubuque Fertilizer Facility	85%	90%
Direct operating expenses (in millions) (1)	$55	$60

Capital Expenditures (in millions) (3)
Petroleum	$40	$45
Renewables (2)	13	17
Nitrogen Fertilizer	10	15
Other	2	4
Total capital expenditures	$65	$81

(1)Direct operating expenses are shown exclusive of depreciation and amortization and, for the Nitrogen Fertilizer Segment, turnaround expenses and inventory valuation impacts.
(2)Renewables reflects spending on the Wynnewood renewable diesel unit project. As of September 30, 2023, Renewables does not meet the definition of a reportable segment as defined under Accounting Standards Codification 280.
(3)Capital expenditures is disclosed on an accrual basis.

Non-GAAP Reconciliations:

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2023	2022	2023	2022
Net income	$354	$80	$781	$472
Interest expense, net	11	19	44	67
Income tax expense	84	7	185	106
Depreciation and amortization	81	75	221	215
EBITDA	530	181	1,231	860
Adjustments:
Revaluation of RFS liability	(174)	38	(228)	108
Unrealized loss (gain) on derivatives, net	48	(20)	35	(5)
Inventory valuation impacts, (favorable) unfavorable	(91)	114	(44)	(63)
Call Option Lawsuits settlement	—	—	—	79
Adjusted EBITDA	$313	$313	$994	$979

Reconciliation of Basic and Diluted Earnings per Share to Adjusted Earnings per Share

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Basic and diluted earnings per share	$3.51	$0.92	$6.74	$3.49
Adjustments: (1)
Revaluation of RFS liability	(1.30)	0.28	(1.69)	0.80
Unrealized loss (gain) on derivatives, net	0.36	(0.15)	0.26	(0.04)
Inventory valuation impacts, (favorable) unfavorable	(0.68)	0.85	(0.33)	(0.46)
Call Option Lawsuits settlement	—	—	—	0.58
Adjusted earnings per share	$1.89	$1.90	$4.98	$4.37

(1)Amounts are shown after-tax, using the Company’s marginal tax rate, and are presented on a per share basis using the weighted average shares outstanding for each period.

Reconciliation of Net Cash Provided By Operating Activities to Free Cash Flow

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2023	2022	2023	2022
Net cash provided by operating activities	$370	$156	$984	$868
Less:
Capital expenditures	(50)	(57)	(150)	(145)
Capitalized turnaround expenditures	(3)	(6)	(53)	(74)
Return on equity method investment	1	—	21	—
Free cash flow	$318	$93	$802	$649

Reconciliation of Petroleum Segment Net Income to EBITDA and Adjusted EBITDA

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2023	2022	2023	2022
Petroleum net income	$460	$152	$913	$584
Interest income, net	(26)	(13)	(65)	(24)
Depreciation and amortization	50	47	141	140
Petroleum EBITDA	484	186	989	700
Adjustments:
Revaluation of RFS liability	(174)	38	(228)	108
Unrealized loss (gain) on derivatives, net	53	(25)	37	(8)
Inventory valuation impacts, (favorable) unfavorable (1)	(82)	107	(48)	(63)
Petroleum Adjusted EBITDA	$281	$306	$750	$737

Reconciliation of Petroleum Segment Gross Profit to Refining Margin and Refining Margin Adjusted for Inventory Valuation Impacts

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2023	2022	2023	2022
Net sales	$2,298	$2,474	$6,290	$7,497
Less:
Cost of materials and other	(1,691)	(2,167)	(4,939)	(6,414)
Direct operating expenses (exclusive of depreciation and amortization)	(105)	(103)	(310)	(314)
Depreciation and amortization	(50)	(47)	(141)	(140)
Gross profit	452	157	900	629
Add:
Direct operating expenses (exclusive of depreciation and amortization)	105	103	310	314
Depreciation and amortization	50	47	141	140
Refining margin	607	307	1,351	1,083
Inventory valuation impacts, (favorable) unfavorable (1)	(82)	107	(48)	(63)
Refining margin adjusted for inventory valuation impacts	$525	$414	$1,303	$1,020

(1)The Petroleum Segment’s basis for determining inventory value under GAAP is First-In, First-Out (“FIFO”). Changes in crude oil prices can cause fluctuations in the inventory valuation of crude oil, work in process and finished goods, thereby resulting in a favorable inventory valuation impact when crude oil prices increase and an unfavorable inventory valuation impact when crude oil prices decrease. The inventory valuation impact is calculated based upon inventory values at the beginning of the accounting period and at the end of the accounting period. In order to derive the inventory valuation impact per total throughput barrel, we utilize the total dollar figures for the inventory valuation impact and divide by the number of total throughput barrels for the period.

Reconciliation of Petroleum Segment Total Throughput Barrels

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Total throughput barrels per day	212,420	201,657	203,388	200,098
Days in the period	92	92	273	273
Total throughput barrels	19,542,631	18,552,434	55,524,925	54,626,789

Reconciliation of Petroleum Segment Refining Margin per Total Throughput Barrel

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions, except for per throughput barrel data)	2023	2022	2023	2022
Refining margin	$607	$307	$1,351	$1,083
Divided by: total throughput barrels	20	19	56	55
Refining margin per total throughput barrel	$31.05	$16.56	$24.33	$19.82

Reconciliation of Petroleum Segment Refining Margin Adjusted for Inventory Valuation Impacts per Total Throughput Barrel

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions, except for throughput barrel data)	2023	2022	2023	2022
Refining margin adjusted for inventory valuation impacts	$525	$414	$1,303	$1,020
Divided by: total throughput barrels	20	19	56	55
Refining margin adjusted for inventory valuation impacts per total throughput barrel	$26.87	$22.34	$23.46	$18.66

Reconciliation of Petroleum Segment Direct Operating Expenses per Total Throughput Barrel

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions, except for throughput barrel data)	2023	2022	2023	2022
Direct operating expenses (exclusive of depreciation and amortization)	$105	$103	$310	$314
Divided by: total throughput barrels	20	19	56	55
Direct operating expenses per total throughput barrel	$5.39	$5.53	$5.58	$5.74

Reconciliation of Nitrogen Fertilizer Segment Net Income (Loss) to EBITDA and Adjusted EBITDA

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2023	2022	2023	2022
Nitrogen Fertilizer net income (loss)	$1	$(20)	$162	$191
Interest expense, net	8	8	22	26
Depreciation and amortization	23	22	59	64
Nitrogen Fertilizer EBITDA and Adjusted EBITDA	$32	$10	$243	$281

Reconciliation of Total Debt and Net Debt and Finance Lease Obligations to EBITDA Exclusive of Nitrogen Fertilizer

(in millions)	Twelve Months Ended September 30, 2023
Total debt and finance lease obligations (1)	$1,590
Less: Nitrogen Fertilizer debt and finance lease obligations (1)	547
Total debt and finance lease obligations exclusive of Nitrogen Fertilizer	1,043

EBITDA exclusive of Nitrogen Fertilizer	1,179

Total debt and finance lease obligations to EBITDA exclusive of Nitrogen Fertilizer	0.88

Consolidated cash and cash equivalents	889
Less: Nitrogen Fertilizer cash and cash equivalents	89
Cash and cash equivalents exclusive of Nitrogen Fertilizer	800

Net debt and finance lease obligations exclusive of Nitrogen Fertilizer (2)	243

Net debt and finance lease obligations to EBITDA exclusive of Nitrogen Fertilizer (2)	$0.21

(1)Amounts are shown inclusive of the current portion of long-term debt and finance lease obligations.
(2)Net debt represents total debt and finance lease obligations exclusive of cash and cash equivalents.

	Three Months Ended				Twelve Months Ended September 30, 2023 (1)
(in millions)	December 31, 2022	March 31, 2023	June 30, 2023	September 30, 2023
Consolidated
Net income	$172	$259	$168	$354	$953
Interest expense, net	18	18	16	11	63
Income tax expense	50	56	44	84	234
Depreciation and amortization	73	68	72	81	294
EBITDA	313	401	300	530	1,544
Nitrogen Fertilizer
Net income	95	102	60	1	258
Interest expense, net	8	7	7	8	30
Depreciation and amortization	19	15	20	23	77
EBITDA	122	124	87	32	365

EBITDA exclusive of Nitrogen Fertilizer	$191	$277	$213	$498	$1,179

(1)Due to rounding, numbers within this table may not add or equal to totals presented.